EXHIBIT (i)(a)
                               CONSENT OF COUNSEL

                             Gabelli Gold Fund, Inc.

                  We hereby consent to being named in the Statement of Additional Information included in Post-Effective Amendment No. 8 (the "Amendment") to the Registration Statement on Form N-1A (Securities Act File No. 33-79180, Investment Company Act File No. 811-8518) of Gabelli Gold Fund, Inc. (the "Fund") under the caption "Counsel" and to the Fund's filing a copy of this Consent as an exhibit to the Amendment. Further, we hereby consent to the Fund's reliance on our legal opinion dated June 23, 1994 currently on file with the Securities and Exchange Commission in connection with the offering of the existing class of the Fund's shares.



                                                    /S/WILLKIE FARR & GALLAGHER
                                                    Willkie Farr & Gallagher



April 28, 2000
New York, New York